EXHIBIT 10.07

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below (sometimes referred to as “you”). The Restricted Stock Units have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).
Date of Grant:     March 1, 2018
Name of Recipient:     <First_Name> <Last_Name>
Recipient’s Participant ID:     <Emp_Id>
Number of Restricted Stock Units:     <shares_awarded>

Retirement Category: (1)     <User Defined Fin 4>

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the Restricted Stock Units dated March 1, 2018.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

(1)	Your “Retirement Category” will determine how “Retirement” is defined for purposes of this award of Performance Shares, and which Retirement provisions of the Agreement will apply to this award.

•	“Retirement-I” provisions apply to awards granted to recipients who were in a director level or higher position on May 5, 2017 and who also received an LTIP award prior to 2017.

•	“Retirement -II” provisions apply to all other recipients.

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements
This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP. Any prior agreements, commitments, or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement. The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units
As long as you remain employed with PG&E Corporation, the total number of Restricted Stock Units originally subject to this Agreement, as shown on the cover sheet, will vest in accordance with the below vesting schedule (the “Normal Vesting Schedule”).
          March 1, 2019 – one-third of the Restricted Stock Units
          March 2, 2020 – one-third of the Restricted Stock Units
          March 1, 2021 – one-third of the Restricted Stock Units
The amounts payable upon each vesting date are hereby designated separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Except as described below, all Restricted Stock Units subject to this Agreement which have not vested upon termination of your employment will then be cancelled. As set forth below, the Restricted Stock Units may vest earlier upon the occurrence of certain events.

Dividends
Restricted Stock Units will accrue Dividend Equivalents in the event that cash dividends are paid with respect to PG&E Corporation common stock having a record date prior to the date on which the RSUs are settled. Such Dividend Equivalents will be converted into cash and paid, if at all, upon settlement of the underlying Restricted Stock Units.

Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. PG&E Corporation will issue shares as soon as practicable after the Restricted Stock Units vest in accordance with the Normal Vesting Schedule (but not later than sixty (60) days after the applicable vesting date); provided, however, that such issuance will, if earlier, be made with respect to all of your outstanding vested Restricted Stock Units (after giving effect to the vesting provisions described below) as soon as practicable after (but not later than sixty (60) days after) the earliest to occur of your (1) Disability (as defined under Code Section 409A), (2) death, or (3) “separation from service,” within the meaning of Code Section 409A within 2 years following a Change in Control.

Voluntary Termination	In the event of your voluntary termination (other than Retirement), all unvested Restricted Stock Units will be cancelled on the date of termination.
Retirement - I (2)
In the event of your Retirement, unvested Restricted Stock Units will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement; provided, however that in the event of your Retirement within 2 years following a Change in Control, all of your Restricted Stock Units will vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such Retirement. Your termination of employment will be considered Retirement if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least five consecutive years ending on the date of termination of your employment.

Retirement - II (3)
In the event of your Retirement, any unvested Restricted Stock Units that would have vested within the 12 months following such Retirement had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement; provided, however, that in the event of your Retirement within 2 years following a Change in Control, those Restricted Stock Units that would have vested within 12 months following such Retirement will be vested and settled as soon as practicable after (but not later than 60 days after) the date of such Retirement. All other unvested Restricted Stock Units will be cancelled. Your termination of employment will be considered Retirement if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least eight consecutive years ending on the date of termination of your employment.

Termination for Cause
If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause, all unvested Restricted Stock Units will be cancelled on the date of termination. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, you will not be eligible to retire if your employment is being or is terminated for cause.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause or Retirement, any unvested Restricted Stock Units that would have vested within the 12 months following such termination had your employment continued will continue to vest and be settled pursuant to the Normal Vesting Schedule (without regard to the requirement that you be employed), subject to the earlier settlement provisions of this Agreement. All other unvested Restricted Stock Units will be cancelled unless your termination of employment was in connection with a Change in Control as provided below.

(2) “Retirement -I” provisions apply to recipients who were in a director level or higher position on May 5, 2017 and who received an LTIP award prior to 2017.

(3) “Retirement - II” provisions apply to all other recipients.

Death/Disability
In the event of your death or Disability (as defined in Code Section 409A) while you are employed, all of your Restricted Stock Units will vest and be settled as soon as practicable after (but not later than sixty (60) days after) the date of such event. If your death or Disability occurs following the termination of your employment and your Restricted Stock Units are then outstanding under the terms hereof, then all of your vested Restricted Stock Units plus any Restricted Stock Units that would have otherwise vested during any continued vesting period hereunder will be settled as soon as practicable after (but not later than sixty (60) days after) the date of your death or Disability.

Termination Due to Disposition of Subsidiary
If your employment is terminated (other than for cause, your voluntary termination, or your Retirement) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Code Section 424(f), or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, then your Restricted Stock Units will vest and be settled in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither so assumed nor so continued by the Acquiror, and the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your unvested Restricted Stock Units will vest immediately preceding and contingent on, the Change in Control and be settled in accordance with the Normal Vesting Schedule, subject to the earlier settlement provisions of this Agreement.

Termination In Connection with a Change in Control
If you separate from service (other than termination for cause, your voluntary termination, or your Retirement) in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Restricted Stock Units (including Restricted Stock Units that you would have otherwise forfeited after the end of the continued vesting period) will vest on the date of the Change in Control and will be settled in accordance with the Normal Vesting Schedule (without regard to the requirement that you be employed) subject to the earlier settlement provisions of this Agreement.
In the event of such a separation in connection with a Change in Control within two years following the Change in Control, your Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this award) will vest on the date of such separation and will be settled as soon as practicable after (but not later than sixty (60) days after) the date of such separation. PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Delay
PG&E Corporation will delay the issuance of any shares of common stock to the extent it is necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of Restricted Stock Units will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Restricted Stock Units determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you will be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation. To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence will be twenty-nine (29) months.
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You will not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent). No Restricted Stock Units and no shares of Stock that have not been issued hereunder may be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of decent and distribution, and the Restricted Stock Units may be exercised during the life of the Recipient only by the Recipient or the Recipient’s guardian or legal representative.

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Recoupment of Awards
Awards are subject to recoupment in accordance with any applicable law and any recoupment policy adopted by the Corporation from time to time, including the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 21, 2018 and available on the PG&E@Work internet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.